                                                                     EXHIBIT 2.1

                AMENDMENT TO AGREEMENT AND PLAN OF CONSOLIDATION

         This AMENDMENT TO AGREEMENT AND PLAN OF CONSOLIDATION ("Amendment"), dated as of August 15, 2000, by and among The Geon Company, a Delaware corporation ("Geon"), M.A. Hanna Company, a Delaware corporation ("Hanna") and Consolidation Corp., an Ohio corporation ("Consolidation Corp."); (collectively the "Parties").

                                    Recitals

         WHEREAS, Geon and Hanna are parties to an Agreement and Plan of Consolidation (the "Agreement") dated as of May 7, 2000;

         WHEREAS, the Agreement anticipated that Consolidation Corp. would be a party to the Consolidation contemplated by the Agreement but Consolidation Corp. had not been incorporated when the Agreement was executed;

         WHEREAS, Consolidation Corp., 50% of the stock of which is owned by Geon and 50% of the stock of which is owned by Hanna, was incorporated subsequent to the date of the Agreement;

         WHEREAS, Geon and Hanna have determined to amend certain provisions of the Agreement, including adding Consolidation Corp. as a party to the Agreement;

         WHEREAS, pursuant to Section 7.3 of the Consolidation Agreement, the Boards of Directors of Geon and Hanna have determined that an amendment to the Consolidation Agreement as set forth below is necessary and desirable in connection with the foregoing, and Geon and Hanna, pursuant to the terms of the Agreement, desire to evidence such amendment in a writing signed by the parties.

         NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties agree as follows:

         1. ADDITION OF CONSOLIDATION CORP. The Agreement is amended to add Consolidation Corp. as a party to the Agreement for all purposes, and Consolidation Corp. agrees to be bound by the terms of the Agreement.

         2. STATUTORY AGENT. Exhibit A to the Agreement, the articles of incorporation of the Resulting Corporation, is amended by striking Article TWELFTH thereof. Section 1.6 of the Agreement is amended by striking the following text:

                  "The statutory agent upon whom any process, notice or demand against Hanna, Geon, Consolidation Corp. or the Resulting Corporation may be served will be the statutory agent set forth in articles of incorporation attached hereto as Exhibit A."

and substituting in lieu thereof the following text:

                  "The statutory agent upon whom any process, notice or demand against Hanna, Geon, Consolidation Corp. or the Resulting Corporation may be served will be CT Corporation System. The complete address of the agent is: 1300 East 9th Street, Cleveland, Ohio 44114."

         3. AMENDMENT OF SECTION 5.15(c). Section 5.15(c) is amended by striking the following text at the end of such Section:

                  "including without limitation, the employment agreements entered into between Hanna and Phillip D. Ashkettle and between Geon and Thomas A. Waltermire."

and substituting in lieu thereof a period.

         4. AMENDMENT TO SECTION 5.17(a). Section 5.17(a) is amended by striking the following text:

                  "Phillip D. Ashkettle"

and substituting in lieu thereof:

                  "Carol A. Cartwright".

         5. AMENDMENT OF SECTION 5.17(b). Section 5.17(b) is amended by striking the following text:

                  "As of the Effective Time, the Chairman and Chief Executive Officer of the Resulting Corporation will be Phillip D. Ashkettle, the President and Chief Operating Officer of the Resulting Corporation will be Thomas A. Waltermire, and the senior officers of the Resulting Corporation will be those individuals recommended to the Board of Directors of the Resulting Corporation by the Chairman and Chief Executive Officer and the President and Chief Operating Officer of the Resulting Corporation, and such persons will hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Resulting Corporation's regulations set forth as Exhibit B hereto."

and substituting in lieu thereof the following text:

                  "As of the Effective Time, the Chairman, Chief Executive Officer and President of the Resulting Corporation will be Thomas A. Waltermire, and the senior officers of the Resulting Corporation will be those individuals recommended to the Board of Directors of the Resulting Corporation by the Chairman, Chief Executive Officer and President of the Resulting Corporation, and such persons will hold office until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Resulting Corporation's regulations set forth as Exhibit B hereto."


         6. AMENDMENT TO REGULATIONS OF RESULTING CORP. Exhibit B to the Agreement, the regulations of Resulting Corp., is amended and restated as set forth in Exhibit B hereto.

         7. NO MATERIAL ADVERSE CHANGE. Geon agrees that the fact that Phillip
D. Ashkettle is no longer Chairman, Chief Executive Officer and President of Hanna, any payments authorized by the Hanna Board of Directors or the Resulting Corporation to be made to, or claims made by, Phillip D. Ashkettle as a result of this fact, and the fact that he will not be serving as the Chairman and Chief Executive Officer and a Director of the Resulting Corporation, do not and will not constitute a "material adverse change relating to Hanna" for the purpose of
Section 6.3(d) of the Agreement or a "material adverse effect on Hanna" for the purpose of Section 3.2(g) of the Agreement.

         8. EFFECTIVENESS. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Agreement shall remain in full force and effect and shall be otherwise unaffected by this Amendment.

         9. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be fully executed, all as of the date and year first above written.


                                   THE GEON COMPANY


                                   /s/ Thomas A. Waltermire
                                   --------------------------------------
                                   By: Thomas A. Waltermire
                                   Its:  Chairman and Chief Executive Officer


                                   M.A. HANNA COMPANY


                                   /s/ John S. Pyke, Jr.
                                   --------------------------------------
                                   By: John S. Pyke, Jr.
                                   Its:  Vice President, General Counsel and
                                   Secretary


                                   CONSOLIDATION CORP.


                                   /s/ Gregory L. Rutman
                                   ---------------------------------------
                                   By: Gregory L. Rutman
                                   Its:  Secretary